STATE of DELAWARE CERTIFICATE of INCORPORATION A STOCK CORPORATION

1.

The name of the corporation is eBizware Inc. (the “Corporation”).

2.

The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B Dover, Delaware 19901. The name of the registered agent of the Corporation at such address is Capitol Services, Inc.

3.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.

The total number of shares of stock which the Corporation is authorized to issue is 500,000,000 shares. 425,000,000 of the shares shall be common stock with a par value of $0.0001 per share. 75,000,000 of the shares shall be preferred stock with a par value of $0.0001 per share. The board of directors is hereby expressly authorized to provide in the Corporation's by-laws (the “By-laws”), out of the shares of common and preferred stock, for one or more series of common and prefe1Ted stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating , optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series

5.

The name and mailing address of the incorporator of the Corporation is:

Seek and Associates, LLC

7285 West 132nd Street

Overland Park, Kansas 66213

6.

Unless and except to the extent that the By-laws shall so require, the election of directors of the Corporation need not be by written ballot. The number of members of the board of directors shall be the number set forth in the By-laws.

7.

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the incorporator who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the incorporator , or a person for whom the incorporator is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by the incorporator. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify the incorporator in connection with a Proceeding (or part thereof) commenced by the incorporator only if the commencement of such Proceeding (or part thereof) by the incorporator was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.

The Corporation shall have the right, subject to any express provrs1ons or restrictions contained in this Certificate of Incorporation or the or the By-laws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the General Corporate Law of Delaware, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 31st day of December, 2013.

Incorporator

Seek and Associates, LLC

/s/ Sheila Seek

Sheila Seek, Managing Partner